Cancellation of Consulting Agreement


     This Agreement (the "Agreement") is entered into between Maui Land & Pineapple Company, Inc. (the "Company") and Thomas M. Gottlieb ("Gottlieb") on October 29, 2004.

     WHEREAS, the Company and Gottlieb entered into an arrangement effective as of June 15, 2004 (the "Consulting
Arrangement"), whereby Gottlieb agreed to provide resort development consulting services to the Company, including:

     - Participating in the process of optimizing the timing, marketing, pricing and product mix of the residential units to be developed by the Company and/or its partners within the Kapalua Resort Area;

     - Providing input for the design, development, programming and operation for the Miraval project at KapaluaMauka;

     - Providing input for the design, development, programming and operation for the Amenity core/beach club to be built adjacent to the KBH site;

     - Participating in the process of optimizing the structure of Company's legal, financial and operating relationships with its key strategic partners in Kapalua - Miraval, Marriott/Ritz, Exclusive Resorts;

     - Facilitating other Company corporate development projects related to greater Kapalua.

     WHEREAS, pursuant to the Consulting Arrangement, the Company granted Gottlieb an option (the "Option") to purchase 30,000 shares of the Company's common stock at an exercise price of $31.75 per share and entered into discussions to execute a consulting agreement containing these terms and conditions;

     WHEREAS, the Company and Gottlieb hereby desire to terminate the Consulting Arrangement and, except as specifically stated below, to cancel all of Gottlieb's rights pursuant to the Option without any consideration payable by either party.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. The grant to Gottlieb under the Option for the purchase of 2,500 shares of the Company's common stock at $31.75 per share shall vest on the date hereof and shall be exercisable through June 15, 2014 (i.e., 10th anniversary of the date the options were granted).

     2. Except for the option to purchase 2,500 shares of the Company's common stock as stated in #1 above, all of the Company's and Gottlieb's rights, covenants and obligations pursuant to the Consulting Arrangement and the Option, whether arising prior to the date hereof or that would otherwise arise in the future, are hereby terminated and cancelled as of September 15, 2004.

     3. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect to the subject matter hereof. No extension, change, modification, addition or termination of this Agreement shall be enforceable unless in writing and signed by each party hereto.

     4. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.


COMPANY:                 MAUI LAND & PINEAPPLE
                         COMPANY, INC.

                         By: /S/ DAVID C. COLE
                         Name:   David C. Cole
                         Title:  Chairman, President and
                                 Chief Executive Officer

GOTTLIEB:                    /S/ THOMAS M. GOTTLIEB
                                 Thomas M. Gottlieb